Exhibit 10.1

ASSET PURCHASE AGREEMENT

This AGREEMENT made as of this 4th day of November, 2013, by and between EJ Thompson Central Services Inc. ("Seller" or "Transferor"), with its principal place of business at 830 County Road, 39, Southampton, NY 11968, and Millennium ProComm Solutions Inc. ("Purchaser" or "Transferee") with its principal place of business at 400 Garden City Plaza, Suite 440, Garden City, NY 11530.

W I T N E S S E T H:

WHEREAS, Seller is in the security alarm business and ancillary to that business operation has acquired answering service customers, and

WHEREAS, Purchaser is desirous of purchasing the answering service customers.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter contained, it is hereby agreed as follows:

1.	(a) Upon execution of this agreement, Seller shall deliver to Purchaser its records for 42 Customers and 3 months of billing statements, annexed hereto as Schedule A&B.

(b) At closing, Seller shall deliver a bill of sale and such assignments as Purchaser may reasonably request transferring and assigning Seller's rights to the 42 Customers for their call answering service accounts. The accounts are sold "as is".

(c) Specifically excluded from this sale are seller's debts and liabilities, which purchaser is not assuming or paying.

2. Purchase Price

At closing Purchaser shall pay Seller $17,500.00 in certified or bank check or by wire transfer and Purchaser shall deliver 175,000 shares of stock in Millennium Healthcare Inc. [MHCC] within 10 business days of date above.

3. Included in the sale of the Customer list and accounts are Seller's DID Lightpath lines. Purchaser will pay all expense to forward the lines to Purchaser's offices. Seller will be responsible for any outstanding charges owed Lightpath prior to the closing date and Purchaser shall be responsible for any charges due Lightpath as of and subsequent to the closing date.

4. No other assets, good will, property, tangible or intangible are included in this sale.

5. Seller shall be entitled to any accounts receivables from the Customers as of the closing date and Purchaser shall be entitled to receivables subsequent to the closing date. Purchaser shall be responsible for providing the answering services to the Customers commencing midnight of the closing date.

6. Seller covenants, represents and warrants:

(a) That Schedule A & B both contain a correct and complete schedule for the Customers and Billings totaling $4,700 per month for the call answering services provided.

(b) That all of the Customers are reasonably current in their payments to Seller, and Seller has no knowledge of any offset or deduction of any kind. "Reasonably current", for purposes of this agreement, shall mean not more than 60 days in arrears.

(c) That to the best of Seller's knowledge all of the security equipment at each Subscriber's premises set forth in Schedule A is owned by the subscriber unless noted otherwise in Schedule A.

(d) That Seller knows of no reason why any payment called for in the Subscriber Contracts between Seller and the Subscribers listed in Schedule A & B will not be paid when due.

(e) That there is (i) no judgment, suit, proceeding or investigation, either administrative or judicial, pending or threatened, against; (ii) no pending litigation or proceeding which questions the validity of this Agreement or any of the transactions contemplated hereby; (iii) no violation of, or default with respect to, any continuing judicial or administrative order, writ, injunction, or decree applicable specifically to Seller's business, properties, assets or employees; or (iv) no contract or commitment to which Seller is a party or by which or to which any of Seller's assets, properties, business and employees are bound or subject except as otherwise provided for herein.

(f) That Seller holds no deposits of money or other property belonging to Customers being transferred pursuant to this agreement.

(g) That all claims, liabilities, suits or otherwise, accruing or incurred by Seller in connection with the Customers transferred pursuant to this agreement prior to date of closing, whether direct, contingent, fixed in amount or undetermined in amount, will be the obligation of Seller.

(h) The Customer list and call answering services to such customers is owned by Seller free and clear of all liens and encumbrances, and the Seller has good marketable title thereto, and that such Customer List shall be conveyed by Seller to Purchaser at closing.

(i) Seller is remaining in business, has other assets and business operations, and this transaction does not constitute a bulk sale of a substantial asset of Seller. Seller shall remain responsible and liable for its own debts and obligations, none of which are being assumed by Purchaser.

7. Purchaser represents and warrants that Purchaser is a New York corporation and has the power and authority to execute, deliver and carry out the terms and provisions of this agreement and any of the documents required to be executed under this agreement. This agreement and any documents required to be executed under this agreement, have been or will be duly and validly authorized and at the closing will be duly and validly executed and delivered, and when so executed and delivered, will constitute valid and binding obligations in accordance with its terms. The execution, delivery and performance of this agreement and any other agreements, instruments or documents to be executed and delivered pursuant hereto will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, or create (with or without the giving of notice or lapse of time, or both) a default under any agreement, bond, note or indenture to which he is a party or by which he is bound or any of his properties or assets are affected. There is no pending litigation or proceeding involving Purchaser which questions the validity of this agreement or any of the transactions contemplated hereby.

8. Purchaser covenants and agrees:

(a) That it will perform all of the obligations owed to the Customers listed in Schedule A between date of this contract and closing in such manner as to use its best efforts to insure that the said Customers shall continue their call answering services with Purchaser.

(b) Seller will join in any letter reasonably requested by Purchaser to Customers introducing Purchaser and Seller will immediately assign one person for formal site visits and introduction as their new call answering service provider. These site visits will take place during the first 30 days following the execution of this agreement.

9. The parties shall make all appropriate adjustments of income and expense as of the closing date. Purchaser will collect all receivables after the closing and remit to Seller any amounts collected for period prior to closing.

10. (a) Notwithstanding any investigation of the business and assets of Seller made by or on behalf of Purchaser prior to date hereof, Seller will indemnify Purchaser and hold Purchaser harmless and free against all losses, damages and expenses incurred by Purchaser, including reasonable attorney's fees, caused by or arising out of a breach of any of Seller's covenants, warranties or representations contained in this agreement, or in any schedule or certificate delivered pursuant hereto, or from any failure to comply with the provisions of any law, or claims of creditors of Seller, or failure to pay sales tax or other taxes in the operation of Seller's business with respect to the property being sold pursuant to this agreement. Any such claims shall be made in a written statement signed by an officer of Purchaser, within 30 days from receipt of said notice of alleged default, which shall:

(i) state that Purchaser has incurred damages, losses or expenses for claims for which it is entitled to indemnification hereunder; and

(ii) specify in reasonable detail each individual item of damage, loss or expense, or other claim included in the amount so stated, the date such item was paid or incurred, the basis for any alleged liability, and the nature of the breach or claim to which each such item is related.

Seller shall have 60 days after receipt of notice of a potential claim to either pay the claim, or advise Purchaser that Seller intends to contest the claim and provide a defense. Purchaser shall give Seller prompt notice of any third party claim, action or proceeding which might give rise to liability of Seller or indemnification hereunder. If Seller contests any claim for which it may be obligated for indemnification hereunder, it shall have the right, at its cost and expense, to participate in the defense of such claim, including the selection of counsel. Notwithstanding the foregoing, Purchaser shall be authorized to pay any final judgment entered against it or Seller and deduct the amount of said judgment from any indebtedness it owes Seller in accordance with the terms of this agreement.

(b) Seller agrees to indemnify and hold Purchaser harmless, including legal fees, from and against any claims or actions by Customer alleging damages by reason of Seller's breach of contract or negligence in providing call answering services to Customer accruing prior to the date of closing.

(c) Purchaser agrees to indemnify and hold Seller harmless, including legal fees, from and against any claims or actions by Customer alleging damages by reason of breach of contract, negligence in providing call answering services to Customer accruing after the date of closing.

11. The Seller agrees that it and none of its employees will at any time solicit, service or communicate with any of the Customers sold to Purchaser pursuant to this agreement for call answering services.

12. All notices to be given pursuant to this agreement shall be given by the party or its attorney and in writing, by regular mail, by fax or email, if to Seller by email to ed@bellringer.com and amendolare@bellringer.com, with copy by email to ken@kirschenbaumesq.com, and if to Purchaser by email to colleen@mprocomm.com, with copy by email to msf@finkelsteinfeil.com, or at such other addresses as may be designated, in writing, by a party hereto.

15. There is no sales tax due from Purchaser on this transfer as no taxable items are included in this sale, but the party required by statute to pay such tax shall pay any such tax required. Parties agree to comply with any other statutory requirements governing this transaction.

16. Closing shall take place at Purchaser's offices on November 5, 2013 at 11am.

17. The purchase price shall be allocated as follows: goodwill – 100%

18. The parties acknowledge that each party has had the opportunity to consult with independent attorneys of their choice regarding this matter. Each party has read this agreement, understand its terms, and believe the terms to be fair and reasonable and accurately state the agreement of the parties.

19. This agreement shall be governed by the laws of the state of New York. The parties agree that this agreement constitutes their total understanding and that there are no representations or warranties other than those set forth herein, and that none of the terms of this agreement can be changed, modified or cancelled unless in writing and signed by the parties herein. Any dispute between the parties arising out of this agreement shall at the option of either party be determined by arbitration by single arbitrator administered by Arbitration Services Inc. pursuant to its commercial rules at www.arbitrationservicesinc.com. Any litigation or arbitration between the parties or proceeding to confirm an arbitration award shall be commenced and maintained exclusively in Nassau County, NY.

20. This is the full agreement of the parties and there are no other representations, warranties or agreements between them.

In witness whereof the parties have signed their name as of the date set forth above.

Seller: EJ Thompson Central Services Inc.

By: ______________________________________________________

Ed Thompson, President

Buyer: Millennium ProComm Solutions Inc.

By: ______________________________________________________

Colleen Sullivan, President